INTERNET SERVER COLLOCATION ATTACHMENT

This agreement will provide GlobalNetCare "Customer" with collocation service for your equipment in SecureNet Point of Presence (POP) in St. Laurent. This includes a direct high speed connection between the SecureNet backbone and your collocated equipment. SecureNet will provide the Customer with a defined amount of rack space power supply 15 Amp/110Vac in a environmentally controlled, secure machine room.
The Customer is responsible for any out-of-band console access. SecureNet assumes responsibility for the line connecting the customer equipment to the SecureNet backbone and any SecureNet backbone issues. The customer's equipment will be the demarcation point for SecureNet. The customer is wholly responsible for their equipment and any telecommunication lines (analog/ISDN, etc.) connected to their equipment. The customer is also responsible for all troubleshooting and maintenance of their equipment. If the customer requires physical access to the SecureNet POP, it must be arranged through SecureNet staff and additional charges will apply (see SecureNet POP Access Fees Schedule B attached).


Item  Description               Qty.      Per Unit          Per Month   Duration
   1    Setup cost                   5         N/A                 N/A               15
   2    Rental of rack space  4         Std 19" 4U     $    25.00       15
   3    Rental of rack space  1         Std 19" 16 U   $    50.00      15
   4    Internet Access cost
          (Burstable T1)*                      Subtotal         $ 150.00

     Offer valid until July 23rd 1999, taxes, freight and telco charges not included
     *Billing will fluctuate based on sustained usage.  See attached Schedule A.

NOTE: Setup cost includes one visit to the POP for initial installation. Installation time must be arranged with a SecureNet Staff at least 24 hours in advance.

The Minimum Service Period for dedicated access is the number of months listed above under duration**. All dedicated access items are invoiced monthly in advance. The first invoice is sent upon our receipt of this Quotation signed by you. Subsequent months are invoiced in advance once you have basic IP connectivity on your link. Dedicated access terms are net thirty (30) days.
All payments must be made payable to SecureNet Information Services Inc.

** GlobalNetCare may discontinue this agreement after 3 months with a 30 day notice if dissatisfied with the service provided, all outstanding accounts must be settled before equipment is removed from SecureNet POP. If Customer becomes delinquent SecureNet reserves the right to liquidate the collocated items to settle outstanding invoices.

I (the Customer) have read and accept the attached Terms and Conditions, which, together with this agreement, constitute the entire Agreement between SecureNet and Customer (GlobalNetCare Inc.).

SecureNet Information Services Inc.         GlobalNetCare Inc.
100 Alexis Nihon Blvd                                 2000 McGill College
Suite 283                                                      Suite 950
St. Laurent, Quebec H4M 2N7                    Montreal, Quebec H3A 3H3

Per:  /s/J.M. Vandette                 Per:  /s/Dr. Chris Kokkalis
        -----------------------                  -----------------------------
Jean M. Vandette                         Dr. Chris Kokkalis
President                                      Chief Technology Office
Authorized Signing Authority
                                                    Date:     25/5/99
                                                                 ----------

PLEASE  SIGN  AND  RETURN  BY  FACSIMILE  TO  (514)  744-1552

SCHEDULE  A

BURSTABLE  T1  (UP  TO  1,544  MHPS)
The Burstable T1 service gives the user the advantage of a full T1 connection to the Internet with the flexibility of paying only for the actual bandwidth level used. SecureNet provides the customer with a full T1 from the SecureNet Point of Presence POP) to the customer's collocated equipment.

Burstable  T-1  Pricing

Usage  Level     Monthly  Service
0k  to  128k          $600.00
128k  to  256k          $850.00
256k  to  384k          $1100.00
384k  to  512k          $1350.00
512k  to  1024k          $1950.00
1024k  to  1544k          $2350.00

Monthly billing for Burstable T1 service is based on sustained usage level during the month, as determined by traffic samples taken approximately every five minutes over the course of the month. The customers monthly charge is determined by the usage level under which 95% of samples fall.
Local telco charges are not included, prices quoted above are Internet access charges. Price do not include GST or PST.
**  This  price  is  based  on  a  re-commitment  to a 12 month term of service.

SCHEDULE  B

SecureNet  POP  Access  Fees
Access  only  by  arrangement  and  with  SecureNet  and  under  escort
     Escort access to St. Laurent POP
          9-5 with 24 hours notice - $0/hour
          outside 9-5 weekdays with 24 hours notice or weekdays without appointment - $.50/hour
          Minimum time charge for after hours call out 2 hours.

Collocation Access Turn-around Time
If customer's collocated hardware fails, the expected turn-around times to gain access (Maximum time) to our collocated space in St. Laurent are:

     Mon-Fri, 8:30am-9pm: 1 hour
     Mon-Fri, 9pm - 8:30am: 4 hours
     Weekends 9am - 8pm: 1 hour
     weekends 8pm - 9am: 4 hours
     Legal Holidays: 4hours

SecureNet will make every effort to co-ordinate escorted customer access to the POP in a timely fashion.

SCHEDULE C

Labour for administrative or technical services.

Weekday incremental backups, with full backup on Friday AM, tapes and any and all other required materials, storage materials and disposition/transportation of tapes to be provided by Customer.
Charge of $0.00 per month for this service.

Technical services if required $50.00 per hour per technician.

SCHEDULE D

SecureNet acknowledges the confidentiality of clients propriety material. SecureNet acknowledges that the information and software technology that is proprietary to GlobalNetCare servers must be kept secret. That the access to the serves by a SecureNet technician for other than backups or re-starting of the server will be limited to applications designated by GlobalNetCare. SecureNet will require that any person or persons wishing to gain access to GlobalNetCare equipment be properly identified with photo ID.
GlobalNetCare authorizes SecureNet staff to access all collocated machines when requested for maintenance or repairs as required or under emergency conditions (breakdowns).

SCHEDULE E

Under the "SECURENET INFORMATION SERVICES AGREEMENT TERMS" clause
2 is viewed as not applicable.

Under the SERVICE TERMINATION clause it will be amended to read as follows:
                   ---------------------------------
SecureNet reserves the right in its sole discretion to suspend or terminate Service to GlobalNetCare in the event of delinquency of account payment or if GlobalNet Care pertakes in illegal dealings or legalities. Client may cancel the service upon serving a 30 day written notice in accordance with the term length set in the collocation agreement. any and all outstanding accounts must be settled prior to removal of collocated equipment. The client is responsible for a minimum of 90 days service.

SCHEDULE F

Backup power/generator services to 1200 watts/110 Vac will be supplied if any special conditioning or filters are required, the customer is to supply the additional equipment for this filtering.